SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant /_/
Filed by a Party other than the Registrant /X/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  PFIZER INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                  PFIZER INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                             Pfizer Inc.
                                             235 East 42nd Street
                                             New York, NY  10017-5755
(Pfizer Logo)
                                             -----------------------------------

                                             William C. Steere, Jr.
                                             Chairman of the Board and
                                             Chief Executive Officer




Dear Fellow Shareholder:                     March 18, 1994

You are cordially invited to attend the Annual Meeting of Shareholders of Pfizer Inc. which will be held on Thursday, April 28, 1994 at Pfizer's Central Research facility on Eastern Point Road in Groton, Connecticut commencing at 10:00 a.m. Directions to the meeting site and a map of the meeting site area can be found at the end of the attached Proxy Statement.

This will be the first Annual Meeting held in many years outside of New York City and the first time since 1965 that the meeting has been held at our Central Research facility. Central Research has played -- and continues to play -- a crucial role in the Company's business. The facility first came to prominence in the 1950s with its successful mass production of our early antibiotic, Terramycin. It since has become the center of Pfizer's pharmaceutical research, and is considered one of the world's premier pharmaceutical research centers.

In recent years biotechnology has given us powerful new research tools that enhance our ability to discover and rapidly evaluate a broad array of new medicinal compounds. Our automated gene sequencing laboratory at Groton is among the first to be established in the U.S. pharmaceutical industry and represents our commitment to be a world leader in applying recombinant DNA technology to drug discovery. We are pleased to offer our shareholders an opportunity to tour our state-of-the-art facilities and to meet some of our scientists after the Annual Meeting.

This booklet includes the Notice of the Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement describes the business that will be transacted at the Annual Meeting and provides information concerning the Company that you should consider when you vote your shares.

At this year's meeting, among other things, you will be asked to consider and to vote upon the election of three directors. All three nominees currently are directors of the Company. Their experience and backgrounds have enabled them to contribute significantly to the success of the Company. Accordingly, your Board of Directors recommends that you vote FOR all of the nominees.

You also will be asked to approve the appointment of KPMG Peat Marwick as the Company's independent auditors for the 1994 fiscal year. Your Board of Directors considers the firm well qualified for this position and therefore recommends that you vote FOR this proposal.

In addition, you will be asked to approve the Company's Performance-Contingent Share Award Program. This program was approved by your Board of Directors upon the recommendation of the Executive Compensation Committee as part of the revised executive compensation program that the Committee adopted in 1993. The Performance-Contingent Share Awards made under the Program are contingent upon the long-term performance of the Company thereby creating an important link to shareholder value. Your Board of Directors recommends that you vote FOR this proposal.

You also will be asked to consider two shareholder proposals. The first proposal relates to executive compensation and the second proposal relates to stock options. Your Board of Directors believes that if these two proposals were implemented, they would impose rigid and arbitrary limitations on the Executive Compensation Committee's ability to establish competitive compensation levels that are necessary to enable the Company to successfully compete in our industry. In addition, the proposals would undermine the important incentive nature of the Company's executive compensation program. Your Board of Directors therefore recommends that you vote AGAINST both proposals.

EACH OF THE ITEMS UPON WHICH YOU WILL BE ASKED TO VOTE IS DISCUSSED MORE FULLY IN THE ATTACHED PROXY STATEMENT. WE URGE YOU TO READ THE PROXY STATEMENT COMPLETELY AND CAREFULLY SO THAT YOU CAN VOTE YOUR SHARES ON AN INFORMED BASIS.

YOUR VOTE IS IMPORTANT! Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you own, your representation and vote are very important. Therefore, we urge you to mark your choices, sign, date and return the enclosed proxy promptly in the accompanying business reply envelope. If you return a signed proxy without marking it, it will be voted in accordance with the recommendations of your Board of Directors. You may attend the Annual Meeting and vote in person, even if you previously have returned your proxy form.

                                          Sincerely yours,

                                          /s/ William C. Steere, Jr.
                                          --------------------------
                                          William C. Steere, Jr.

                                  PFIZER INC.

                    235 East 42nd Street, New York, NY 10017

                  Notice of the Annual Meeting of Shareholders

                                 April 28, 1994
                              --------------------

   The Annual Meeting of Shareholders of Pfizer Inc., a Delaware corporation (the "Company"), will be held at the Company's Central Research facility on Eastern Point Road in Groton, Connecticut. Directions to the meeting site and a map of the meeting site area can be found at the end of the Proxy Statement. The meeting will be held on Thursday, April 28, 1994, at 10:00 a.m., to consider and take action upon the following items:

          (1) the election of three directors;

          (2) a proposal to approve the appointment of KPMG Peat Marwick as independent auditors of the Company for the year 1994;

          (3) a proposal to approve the Performance-Contingent Share Award Program;

          (4) a shareholder proposal relating to stock option grants to executive officers;

          (5) a shareholder proposal relating to executive compensation; and

          (6) such other business as may properly come before the meeting, or any adjournment thereof.

   Shareholders of record, as of the close of business on February 28, 1994, are entitled to notice of and to vote at the meeting. Beneficial owners of Company common stock who are not shareholders of record, but instead hold their shares in nominee names, must bring evidence of such ownership (such as an account statement showing ownership of Company common stock) to be admitted to the meeting.

                                          By order of the Board of Directors,

                                                 /s/ C. L. Clemente
                                                 ------------------
                                                 C. L. Clemente
                                                 Secretary

New York, NY, March 18, 1994

- --------------------------------------------------------------------------------

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, PLEASE VOTE BY MEANS OF THE ENCLOSED PROXY. WE ASK YOU TO MARK YOUR CHOICES, SIGN, DATE AND RETURN THE PROXY AS SOON AS POSSIBLE IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU RETURN A SIGNED PROXY WITHOUT MARKING IT, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. BY PROMPTLY SIGNING AND RETURNING YOUR PROXY YOU WILL ASSIST THE COMPANY IN REDUCING EXPENSES FOR ADDITIONAL PROXY SOLICITATIONS.

- --------------------------------------------------------------------------------

                                  PFIZER INC.
                    235 East 42nd Street, New York, NY 10017

                                PROXY STATEMENT


                                                                  March 18, 1994


   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Pfizer Inc. (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on April 28, 1994 ("Annual Meeting"), or any adjournment thereof. Holders of record of shares of Company common stock ("Common Stock") at the close of business on February 28, 1994 (the "Record Date") are entitled to vote at the meeting and each shareholder shall have one vote for each share of Common Stock registered in his or her name. On the Record Date, there were issued and outstanding and entitled to vote at the Annual Meeting 319,964,571 shares of Common Stock.

   As of the Record Date, no person owned of record or, to the Company's knowledge, owned beneficially, five percent or more of the outstanding shares of Common Stock.

   The enclosed proxy may be revoked by the shareholder at any time before it is voted by any of the following actions: the submission of a written revocation to the Company, the return of a subsequently dated proxy to the Company, or by the shareholder's personal vote at the Annual Meeting. This Proxy Statement and enclosed proxy are first being mailed to shareholders on or about March 18, 1994.

                         ITEM 1--ELECTION OF DIRECTORS

   During 1993, the Company's Board of Directors ("Board") met eleven times. All the directors attended 75 percent or more of the meetings of the Board and Board committees on which they served in 1993.

   The Board is divided into three classes. One class is elected each year for a three-year term. This year the Board has nominated three individuals, all of whom are now directors of the Company, to serve for three-year terms. The Board unanimously recommends that shareholders vote "FOR" the three nominees for directors.

   The Board expects that all of the nominees will be available for election. In the event, however, that any of them should become unavailable, it is intended that the proxy would be voted for a nominee or nominees who would be designated by the Board, unless the Board reduces the number of directors serving on the Board.

Security Ownership of Management

   As of February 17, 1994, the nominees, other directors, and certain executive officers of the Company who are not directors of the Company, as named in the following table, according to information confirmed by them, owned beneficially, directly or indirectly, the number of shares of Common Stock indicated; held options, exercisable within 60 days after that date, to purchase the number of shares indicated, pursuant to the Company's Stock and Incentive Plan; and held the number of units indicated, pursuant to the Company's Nonfunded Deferred Compensation Plan for Non-Employee Directors. As of such date, no such person beneficially owned more than .12 percent of the outstanding Common Stock; all directors and executive officers as a group owned 961,278 shares of Common Stock, and options, exercisable within 60 days after that date, to purchase 1,666,972 shares of Common Stock, which together amounted to less than one percent of the outstanding Common Stock. As of February 17, 1994, no director or officer owned any of the Company's convertible debentures.


                                                                                                    Amount of
                                                                                                   Beneficial
                                                                                                  Ownership of
                                                                                                   Shares of
   Name and Age as of the                  Position, Principal Occupation,                      Common Stock, (1)
April 28, 1994 Meeting Date             Business Experience and Directorships                 Options and Units(2)
- ---------------------------             -------------------------------------                 --------------------

                                 NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 1997

M. Anthony Burns ...........51   Chairman of the Board since 1985, Chief Executive           Shares:      1,400
                                   Officer since 1983, President and Director since
                                   1979, of Ryder System, Inc., a full-service truck
     (picture)                     leasing and highway transportation services
                                   company. Director of The Chase Manhattan Bank,
                                   N.A., The Chase Manhattan Corporation and J.C.
                                   Penney Company, Inc. Director of the Company since
                                   1988. Member of the Company's Executive
                                   Compensation Committee.

Stanley O. Ikenberry ......59    President since 1979 of the University of Illinois,          Shares:      2,863
                                   a comprehensive public research university with            Units:       6,386
                                   campuses at Urbana-Champaign and Chicago. Director
     (picture)                     of the Franklin Life Insurance Company, Harris
                                   Bank, Utilicorp United Inc. and the Carnegie
                                   Foundation for the Advancement of Teaching.
                                   Director of the Company since 1982. Chair of the
                                   Company's Audit Committee.

Franklin D. Raines ........45    Vice Chairman since 1991 of the Federal National             Shares:        301
                                   Mortgage Association (Fannie Mae), a company               Units:         358
                                   that provides a secondary market for residential
     (picture)                     mortgages through portfolio purchases, issuance of
                                   mortgage-backed securities, and other services.
                                   General Partner in municipal finance at the
                                   investment banking firm of Lazard Freres & Co.
                                   from 1985-1990. Director of Fannie Mae and the
                                   MITRE Corporation. Director of the Company since
                                   August 1993. Member of the Company's Audit
                                   Committee.


                                          3

                                                                                                    Amount of
                                                                                                   Beneficial
                                                                                                  Ownership of
                                                                                                   Shares of
   Name and Age as of the                  Position, Principal Occupation,                      Common Stock, (1)
April 28, 1994 Meeting Date             Business Experience and Directorships                 Options and Units(2)
- ---------------------------             -------------------------------------                 --------------------

                                       DIRECTORS WHOSE TERMS EXPIRE IN 1995

Grace J. Fippinger..........66   Vice President, Secretary and Treasurer from                 Shares:      3,341
                                   1984 through 1990 of NYNEX Corporation, an
                                   exchange telecommunications and exchange access
     (picture)                     services company. Director of the Bear Stearns
                                   Companies, Inc., Connecticut Mutual Life Insurance
                                   Company and Paramount Communications, Inc.
                                   Director of the Company since 1976. Member of the
                                   Company's Executive Committee and Nominating
                                   Committee.

James T. Lynn...............67   Senior Advisor to Lazard Freres & Co.,                       Shares:      3,200
                                   Investment Bankers, since 1992. Chairman and Chief
                                   Executive of Aetna Life and Casualty Company from
     (picture)                     1984 to 1992 and Director from 1979 to 1992.
                                   Director of TRW Inc. Director of the Company since
                                   1979. Chair of the Company's Nominating Committee.

Paul A. Marks...............67   President and Chief Executive Officer since 1980             Shares:      2,400
                                   of Memorial Sloan-Kettering Cancer Center, a               Units:      19,444
                                   private health care institution devoted to cancer
     (picture)                     prevention, patient care, research and education.
                                   Director of several Dreyfus Mutual Funds, Life
                                   Technologies, Inc. and National Health
                                   Laboratories. Director of the Company since 1978.
                                   Member of the Company's Nominating Committee.

Edmund T. Pratt, Jr.........67   Chairman Emeritus of the Company since                       Shares:    388,523
                                   1992.  Chairman of the Board of the Company                Units:       1,384
                                   from 1972 to 1992. Chief Executive Officer of the
     (picture)                     Company from 1972 until 1991. Director of The
                                   Chase Manhattan Bank, N.A., The Chase Manhattan
                                   Corporation, Celgene Corporation, General Motors
                                   Corporation, International Paper Company and
                                   Minerals Technologies Inc. Director of the Company
                                   since 1969. Member of the Company's Executive
                                   Committee.



                                                         4


                                                                                                    Amount of
                                                                                                   Beneficial
                                                                                                  Ownership of
                                                                                                   Shares of
   Name and Age as of the                  Position, Principal Occupation,                      Common Stock, (1)
April 28, 1994 Meeting Date             Business Experience and Directorships                 Options and Units(2)
- ---------------------------             -------------------------------------                 --------------------

Felix G. Rohatyn ..........65    General Partner of Lazard Freres & Co.,                      Shares:     5,200
                                   Investment Bankers, since 1960.  Director of               Units:      4,684
                                   Howmet Corporation, Pechiney, S.A. and General
     (picture)                     Instrument Corporation. Former Chairman of the
                                   Municipal Assistance Corporation for the City of
                                   New York, serving from 1975 to 1993. Director of
                                   the Company since 1971. Member of the Company's
                                   Executive Committee and Audit Committee.

William C. Steere, Jr.......57   Chairman of the Board of the Company since                   Shares:    70,308
                                   March 1992.  Chief Executive Officer of the                Options:  181,526
                                   Company since 1991. President of the Company from
     (picture)                     1991 to 1992. Senior Vice President of the Company
                                   from 1989 to 1991. Vice President of the Company
                                   from 1983 to 1989, and President-- Pharmaceuticals
                                   Group from 1986 through January 1991. Director of
                                   the Federal Reserve Bank of New York, Minerals
                                   Technologies Inc. and Texaco Inc. Chairman of the
                                   Pharmaceutical Manufacturers Association. Director
                                   of the Company since 1987. Chair of the Company's
                                   Executive Committee.


                                       DIRECTORS WHOSE TERMS EXPIRE IN 1996

Edward C. Bessey............59   Vice Chairman of the Company since 1992.                     Shares:    55,313
                                   President, U.S. Pharmaceuticals Group since 1992.          Options:  114,754
                                   Executive Vice President of the Company from 1991
     (picture)                     to 1992. Senior Vice President of the Company from
                                   1989 to 1991. Vice President of the Company from
                                   1983 to 1989, and President-- Hospital Products
                                   Group from 1982 through 1991. Responsible for the
                                   Consumer Products Group since 1991. Director of
                                   the Company since 1987.


                                                         5

                                                                                                    Amount of
                                                                                                   Beneficial
                                                                                                  Ownership of
                                                                                                   Shares of
   Name and Age as of the                  Position, Principal Occupation,                      Common Stock, (1)
April 28, 1994 Meeting Date             Business Experience and Directorships                 Options and Units(2)
- ---------------------------             -------------------------------------                 --------------------

William J. Crowe, Jr........69   Professor of Geopolitics at the University of                Shares:      1,471
                                   Oklahoma since 1990 and Chairman of the
                                   President's Foreign Intelligence Advisory Board
     (picture)                     since 1993. Chairman of the Joint Chiefs of Staff,
                                   U.S. Department of Defense, from 1985 to 1989.
                                   Admiral Crowe retired from the Navy in 1989 after
                                   a 47-year career. Director of Merrill Lynch & Co.,
                                   Inc., Norfolk Southern Corporation, Texaco Inc.
                                   and General Dynamics Corporation. Director of the
                                   Company since 1989. Member of the Company's Audit
                                   Committee.


Constance J. Horner.........52   Guest Scholar since 1993 at The Brookings                    Shares:      1,126
                                   Institution, an organization devoted to
                                   nonpartisan research, education and publication in
     (picture)                     economics, government, foreign policy and social
                                   sciences. Visiting Lecturer, Princeton University
                                   since February 1994. Served at the White House as
                                   Assistant to the President and Director of
                                   Presidential Personnel from August 1991 to January
                                   1993. Deputy Secretary, U.S. Department of Health
                                   and Human Services from 1989 to 1991. Director of
                                   the U.S. Office of Personnel Management (formerly
                                   known as the Civil Service Commission) from 1985
                                   to 1989. Commissioner, U.S. Commission on Civil
                                   Rights. Director of the Company since 1993. Member
                                   of the Company's Audit Committee.


Thomas G. Labrecque.........55   Chairman, Chief Executive Officer and a Director             Shares:      1,400
                                   of The Chase Manhattan Corporation, a bank holding
                                   company, and The Chase Manhattan Bank, N.A. since
     (picture)                     1990. President of The Chase Manhattan Corporation
                                   and The Chase Manhattan Bank, N.A. from 1981 to
                                   1990. Director of the Federal Reserve Bank of New
                                   York and Alumax Inc. Member of the President's
                                   Advisory Committee on Trade Policy and
                                   Negotiations, the Council on Foreign Relations,
                                   the Council on Competitiveness, and the Trilateral
                                   Commission. Director of the Company since 1993.
                                   Member of the Company's Executive Compensation
                                   Committee.


                                                         6

                                                                                                    Amount of
                                                                                                   Beneficial
                                                                                                  Ownership of
                                                                                                   Shares of
   Name and Age as of the                  Position, Principal Occupation,                      Common Stock, (1)
April 28, 1994 Meeting Date             Business Experience and Directorships                 Options and Units(2)
- ---------------------------             -------------------------------------                 --------------------

John R. Opel................69   Chairman from 1986 to 1993 and a Member from                 Shares:      3,200
                                   1974 to 1993 of the Executive Committee of                 Units:      25,173
                                   International Business Machines Corporation
     (picture)                     ("IBM"), a maker and distributor of information
                                   processing equipment, systems program products,
                                   telecommunications systems, and related supplies
                                   and services. Chairman of the Board of IBM from
                                   1983 to 1986 and Chief Executive Officer from 1981
                                   to 1985. Director of IBM and the Prudential
                                   Insurance Company of America. Director of the
                                   Company since 1973. Member of the Company's
                                   Executive Committee and Chair of the Company's
                                   Executive Compensation Committee.





Jean-Paul Valles............57   Chairman and Chief Executive Officer since 1992              Shares:     77,325
                                   of Minerals Technologies Inc., a resource and              Options:    93,770
                                   technology-based company that develops, produces           Units:         985
     (picture)                     and markets specialty mineral, mineral-based and
                                   synthetic mineral products. Formerly Vice Chairman
                                   of the Company from March to October 1992.
                                   Executive Vice President of the Company from 1991
                                   to 1992. Senior Vice President of the Company from
                                   1989 through 1991. Senior Vice President-- Finance
                                   of the Company from 1989 to 1990 and Vice
                                   President-- Finance of the Company from 1980 to
                                   1989. Director of the Company since 1980.


                                                         7

                                                                                                    Amount of
                                                                                                   Beneficial
                                                                                                  Ownership of
                                                                                                   Shares of
   Name and Age as of the                  Position, Principal Occupation,                      Common Stock, (1)
April 28, 1994 Meeting Date             Business Experience and Directorships                 Options and Units(2)
- ---------------------------             -------------------------------------                 --------------------

                                  NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Henry A. McKinnell, Jr......51   Executive Vice President and Chief Financial                 Shares:     15,767
                                   Officer of the Company; President of the                   Options:    85,420
                                   Company's Hospital Products Group. Director of
                                   Aviall, Inc.

Robert Neimeth..............58   Executive Vice President of the Company;                     Shares:     41,749
                                   President of the Company's International                   Options:   117,030
                                   Pharmaceuticals Group.

John F. Niblack.............55   Executive Vice President-- Research and Development.         Shares:     11,579
                                                                                              Options:    50,371

- -----------
(1) As of February 17, 1994, includes shares credited under the Savings and Investment Plan. The Plan is described in this Proxy Statement under the heading "Employee Benefit Plans." This table does not include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Mr. Pratt -- 30,000.

(2) As of February 17, 1994, these units are held under the Pfizer Inc. Nonfunded Deferred Compensation Plan for Non-Employee Directors. The value of a director's unit account is measured by the price of the Common Stock. The Plan is further described in this Proxy Statement under the heading "Benefit Plans for Non-Employee Directors."

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information concerning the compensation during the last three fiscal years of each of the five most highly compensated executive officers of the Company (hereafter referred to collectively as the "Named Executive Officers").

                           Summary Compensation Table

                                                                                    Long Term
                                                                                  Compensation
                                                                                     Awards
                                                                             ---------------------
                                                       Annual Compensation   Restricted Securities
                                                     -----------------------    Stock   Underlying    All Other
                 Name and                              Salary      Bonus(1)   Awards(2)   Options  Compensation(3)
            Principal Position               Year        ($)          ($)        ($)        (#)          ($)
- ------------------------------------------------------------------------------------------------------------------

W.C. Steere, Jr..........................    1993     1,100,000    800,000     600,023      75,000      64,000
   Chairman/CEO
W.C. Steere, Jr. ........................    1992     1,000,000    500,000         N/A      92,700      54,000
   Chairman/CEO
W.C. Steere, Jr. ........................    1991       725,000    350,000         N/A      80,000      38,000
   CEO/President
- ------------------------------------------------------------------------------------------------------------------
E.C. Bessey .............................    1993       600,000    275,000     100,023      16,500      32,600
   Vice Chairman; President, U.S.
   Pharmaceuticals Group
E.C. Bessey .............................    1992       571,000    215,000         N/A      34,502      30,040
   Vice Chairman; President, U.S.
   Pharmaceuticals Group
E.C. Bessey .............................    1991       507,500    180,000         N/A      33,000      27,500
   Executive V.P.
- ------------------------------------------------------------------------------------------------------------------
H. McKinnell, Jr. .......................    1993       505,000    290,000     135,020      30,000      26,600
   Executive V.P. & CFO;
   President -- HPG
H. McKinnell, Jr. .......................    1992       425,000    160,000         N/A      29,050      21,000
   Executive V.P. & CFO;
   President -- HPG
H. McKinnell, Jr. .......................    1991       355,000    100,000         N/A      20,000      17,400
   V.P.-- Finance & CFO
- ------------------------------------------------------------------------------------------------------------------
R. Neimeth ..............................    1993       485,000    245,000     105,048      15,000      25,400
   Executive V.P.; President-- Inter-
   national Pharmaceuticals Group
R. Neimeth ..............................    1992       450,000    150,000         N/A      26,150      23,000
   Executive V.P.; President-- Inter-
   national Pharmaceuticals Group
R. Neimeth ..............................    1991       400,000    125,000         N/A      24,000      21,000
   President-- Pfizer International
- ------------------------------------------------------------------------------------------------------------------
J.F. Niblack ............................    1993       500,000    225,000      75,018      25,000      24,000
   Executive V.P.-- Research and
   Development
J.F. Niblack ............................    1992       402,500    100,000         N/A      31,010      19,700
   Vice President; President-- Central
   Research
J.F. Niblack ............................    1991       325,000     90,000         N/A      17,000      16,000
   Vice President; President-- Central
   Research


- -----------

(1) The amounts shown in this column for 1993 constitute the Annual Incentive Awards made to each officer based upon the Board's evaluation of each officer's performance. These awards are discussed in further detail in the Executive Compensation Committee's Report on page 12 of this Proxy Statement.

(2) The numbers in this column represent the dollar value on the date of grant of the following number of restricted shares of the Company's Common Stock:
     Mr. Steere - 10,390 shares; Mr. Bessey - 1,732 shares; Dr. McKinnell - 2,338 shares; Mr. Neimeth - 1,819 shares; and Dr. Niblack - 1,299 shares. All such shares of restricted stock will vest as follows: one-third on February 17, 1995, one-third on February 17, 1996 and one-third on February 17, 1997. Dividends will be paid during the restricted period.

(3) The numbers in this column constitute Company matching funds under the Company's Savings and Investment Plan and related supplemental plan. These Plans are described in this Proxy Statement under the heading "Employee Benefit Plans."

                             Option Grants in 1993

   The following table shows all options to purchase the Company's Common Stock granted to each of the Named Executive Officers of the Company in 1993 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10%, compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of Common Stock held by the Company's shareholders as of December 31, 1993 using the same base price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by the rules of the Securities and Exchange Commission ("SEC") and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices. The Company did not use an alternative present value formula permitted by the rules of the SEC because in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.


                                                                            Potential Realizable Value at
                                                                         Assumed Annual Rates of Stock Price
                                        Individual Grants                 Appreciation for Option Term ($)
                           -----------------------------------------  ------------------------------------------
                                        Percent
                            Number of  of Total
                           Securities   Options
                           Underlying Granted to Exercise
                             Options   Employees or Base
                             Granted   in Fiscal  Price   Expiration
           Name                (#)       Year     ($/Sh)      Date     0%           5%                 10%
           ----            ----------  --------  -------- ----------   --   -----------------   ----------------
W.C. Steere, Jr.........    75,000(1)    2.33      63.00   8/25/2003   0         2,971,527           7,530,433
E.C. Bessey.............    16,500(2)    0.51      63.00   8/25/2003   0           653,736           1,656,695
H. McKinnell, Jr........    30,000(3)    0.93      63.00   8/25/2003   0         1,188,611           3,012,173
R. Neimeth..............    15,000(2)    0.47      63.00   8/25/2003   0           594,305           1,506,087
J.F. Niblack............    25,000(4)    0.78      63.00   8/25/2003   0           990,509           2,510,144
All Shareholders........       N/A        N/A       N/A         N/A    0    12,716,047,331      32,224,960,579


- -----------

(1) Mr. Steere's options are first exercisable as follows: 12,500 options on 8/26/94; 12,500 options on 8/26/95; 12,500 options on 8/26/96 and 37,500 options on 8/26/97.

(2) Mr. Bessey's and Mr. Neimeth's options are first exercisable as follows: one-quarter on 8/26/94; one-quarter on 8/26/95; one-quarter on 8/26/96; and one-quarter on 8/26/97.

(3) Dr. McKinnell's options are first exercisable as follows: 5,000 options on 8/26/94; 5,000 options on 8/26/95; 5,000 options on 8/26/96 and 15,000 options on 8/26/97.

(4) Dr. Niblack's options are first exercisable as follows: 3,750 options on 8/26/94; 3,750 options on 8/26/95; 3,750 options on 8/26/96; and 13,750 options on 8/26/97.

                    Aggregated Option Exercises in 1993 and
                       Option Values at December 31, 1993

   The following table provides information as to options exercised by each of the Named Executive Officers in 1993, and the value of the remaining options held by each such executive officer at year-end, measured using the mean of the high and the low trading price ($69.3125) of the Company's Common Stock on December 31, 1993.


                                                           No. of Securities Underlying   Value of Unexercised
                                                             Unexercised Options Held     In-the-Money Options
                                                                   at 12/31/93 (#)              at 12/31/93 ($)
                                                           ---------------------------- -------------------------
                                    Shares
                                  Acquired on     Value
                                   Exercise     Realized      Exercisable Unexercisable Exercisable Unexercisable
               Name                   (#)          ($)             (#)         (#)          ($)          ($)
               ----               -----------   --------      ----------- ------------- ----------- -------------
W. C. Steere, Jr. ...............    2,412        101,796        182,682    145,000      3,239,452      473,438
E. C. Bessey ....................   42,882      1,524,520        114,754     33,000      2,404,700      104,156
H. McKinnell, Jr. ...............    2,200         94,513         88,968     44,000      2,171,750      189,375
R. Neimeth ......................        0              0        117,030     27,500      3,073,204       94,688
J. F. Niblack ...................    2,730         74,720         50,371     41,666        785,523      157,813


                   Long-Term Incentive Plan -- Awards in 1993

    The following table provides information concerning the participation of the Named Executive Officers in a long-term compensation plan called the Performance-Contingent Share Award Program pursuant to which they were awarded the right to earn shares of the Company's Common Stock ("Performance-Contingent Shares"). Actual payouts of these Performance-Contingent Shares, if any, will be determined by a non-discretionary formula which measures the Company's performance from January 1, 1993 through December 31 of the year shown under the column headed "Performance Period (or Other Period Until Maturation or Payout)" using certain performance goals that were determined by the Company's Executive Compensation Committee and approved by the Board. The formula is comprised of two performance criteria--growth in total shareholder return and growth in earnings per share--over the performance period relative to the industry peer group ("Peer Group") referred to in the Performance Graph shown on page 15 of this Proxy Statement. To the extent that the Company's performance exceeds the low end of the range of Peer Group performance for either or both of the performance criteria, a varying amount of shares up to the maximum will be earned. Details regarding these awards are discussed in the Executive Compensation Committee's Report beginning on page 12 of this Proxy Statement. In addition, the Program is discussed in Item 3 of this Proxy Statement which seeks Shareholder approval of the Program so as to enable the Company to qualify for certain tax deductions.


                                                                             Estimated Future Payouts
                                                                         Under Non-Stock Price-Based Plans
                                                                     ---------------------------------------
                                               Performance Period
                                                (or Other Period
                              Number of         Until Maturation     Threshold(2)       Target      Maximum
Name                          Shares(1)             or Payout)             (#)            (#)           (#)
- ---------------------------------------------------------------------------------------------------------------

W. C. Steere, Jr.                 *                  1993-94             1,000          6,000        10,000
                                  *                  1993-95             1,500          9,000        15,000
                                  *                  1993-96             2,000         12,000        20,000
                                  *                  1993-97             2,500         15,000        25,000
- ---------------------------------------------------------------------------------------------------------------
E. C. Bessey                      *                  1993-94               360          2,160         3,600
                                  *                  1993-95               540          3,240         5,400
                                  *                  1993-96               720          4,320         7,200
                                  *                  1993-97               900          5,400         9,000
- ---------------------------------------------------------------------------------------------------------------
H. McKinnell, Jr.                 *                  1993-94               360          2,160         3,600
                                  *                  1993-95               540          3,240         5,400
                                  *                  1993-96               720          4,320         7,200
                                  *                  1993-97               900          5,400         9,000
- ---------------------------------------------------------------------------------------------------------------
R. Neimeth                        *                  1993-94               300          1,800         3,000
                                  *                  1993-95               450          2,700         4,500
                                  *                  1993-96               600          3,600         6,000
                                  *                  1993-97               750          4,500         7,500
- ---------------------------------------------------------------------------------------------------------------
J. F. Niblack                     *                  1993-94               300          1,800         3,000
                                  *                  1993-95               450          2,700         4,500
                                  *                  1993-96               600          3,600         6,000
                                  *                  1993-97               750          4,500         7,500

- -----------
(1) The actual number of Performance-Contingent Shares that will be paid out at the end of each period, if any, is not yet determinable because the shares earned by the Named Executive Officers will be based upon the Company's future performance compared to the future performance of the Peer Group.

(2) If the minimum performance of the Company in both performance measures is at the low end of the range relative to the Peer Group, then no Performance-Contingent Shares will be earned by the Named Executive Officers. To the extent that the Company's performance exceeds the low end of the range of Peer Group performance, the minimum shares that will be awarded is shown in the "Threshold" column.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT

   Upon the recommendation of the Committee, the Board adopted a revised executive compensation program in 1993. The objectives of the new program are twofold. The first objective is to retain the executives who have contributed to the Company's success by insuring that they are competitively paid. The second objective is to more closely tie executive compensation to Company performance. The executive officers who are now being compensated under the new program are the Chairman and CEO and the other officers who report directly to him, including all of the Named Executive Officers. In addition, upon the recommendation of the Committee, the Board adopted a stock ownership program in 1993 under which the Named Executive Officers and other members of senior management are expected to own a specified minimum amount of Common Stock. This program is discussed in the section of this report headed "Stock Ownership Program." The last section of this report is a Glossary which contains definitions of the capitalized terms used in the report unless such terms are previously defined in this Proxy Statement.

   As discussed below, the revised executive compensation program consists of three elements--(1) base salary, (2) Annual Incentive Awards and (3) long-term compensation consisting of Stock Options and Performance-Contingent Shares, both of which are linked to Company performance.

Evaluation of Executive Performance

   In evaluating the performance of the Chairman and CEO and the Company's other executive officers, including the Named Executive Officers, for 1993, the Committee has taken note of management's accomplishments in enhancing the Company's financial performance. In 1993, management's strategies included the continued divestiture of under-performing operations and operations unrelated to the Company's strategic focus on health care, the improvement of operating margins, and maintaining the flow of new product candidates from research. The Committee believes that the success of these strategies is evidenced by the Company's strong financial performance from ongoing operations in 1993, the improvement in operating margins, the strength of the Company's current product portfolio, and the number of new product candidates currently under development.

   The Committee has also taken into account management's ability to address the ongoing challenges within the marketplace for U.S. health care products and services. Of particular importance to the Company at this time is the potential impact of proposed health care reforms. It is the Committee's opinion that in this ever-changing environment, management continues to effectively develop and implement strategies that will enable the Company to remain a leader in the health care industry. Mr. Steere and his senior management team have undertaken, and continue to undertake, significant action to effectively communicate the Company's position on health care issues to our shareholders, the public and the government. The benefits of these efforts to the Company cannot, of course, be quantifiably measured but the Committee believes these efforts are vital to the Company's continuing success in the 1990s.

   The Committee believes that a significant portion of management's compensation should be tied to the performance of the Company. Mr. Steere and the executive officers who report directly to him, including the Named Executive Officers, have been granted the opportunity to substantially increase their total compensation packages through annual incentive awards and long-term compensation opportunities (discussed below), the value of which will be contingent on the Company and/or the executives achieving certain performance criteria. Conversely, their incentive compensation, both annual and long-term could fall all the way to zero depending upon the extent to which performance falls short of expectations.

Salary

     The salaries of the Chairman and CEO and the other executive officers for 1993 were based on an evaluation of individual job performance and an assessment of the salaries paid by the Peer Group to executives holding equivalent positions at such companies. The salaries awarded to Mr. Steere and the other executive officers all fall within the midpoints of the ranges paid by the Peer Group to executives holding comparable positions. In making its decision on salary levels, the Committee did not use any predetermined formula or assign any particular weight to any individual criterion. Mr. Steere's salary for 1993 was $1,100,000. For 1994 it has been set at $1,000,000 as part of the new variable compensation program adopted last year.

Annual Incentive Awards

   The second element of the compensation program is a newly adopted annual cash incentive award program. For Mr. Steere, the Annual Incentive Award can range from 0% to 200% of salary depending upon the Board's evaluation of Mr. Steere's performance as described above under "Evaluation of Executive Performance" based on performance indicators established by the Committee and approved by the Board to serve as the basis for an assessment of Mr. Steere's performance for the year. After reviewing actual results against the performance indicators, the Committee recommended and the Board approved an Annual Cash Incentive Award for Mr. Steere of $800,000. As part of the transition to the long-term incentive award program described in the next section and the stock ownership program also described in this report, the Committee decided to award Mr. Steere a one-time restricted stock award of 10,390 shares of Company Common Stock, one-third of which will vest on February 17 in each of the years ending in 1995, 1996 and 1997. Prior to vesting, the shares will be subject to forfeiture if Mr. Steere does not continue as a Company employee during the restricted periods unless his employment ends as a result of his disability, death or a change in control of the Company.

   The 1993 Annual Incentive Awards for the other executive officers were based on the same performance indicators established in respect of Mr. Steere's annual award. In addition, the officers were required to achieve certain goals relating to their positions as well as goals contained in the Operating Plans of the businesses for which they are responsible. The cash awards paid to each of the Named Executive Officers are shown in the "Bonus" column and the restricted stock awards granted to each of the Named Executive Officers are shown in the footnote to the "Restricted Stock Award" column of the Summary Compensation Table on page 9 of this Proxy Statement.

Long-Term Incentive Awards

   In 1993, Mr. Steere and officers reporting directly to him, including the Named Executive Officers, participated in a long-term incentive program. The program consisted, in part, of stock option grants and in addition, on the recommendation of the Committee, a plan to grant each executive officer the opportunity to earn Performance-Contingent Shares based upon the Company's achievement of predetermined corporate performance goals over a five-year period. The maximum number of Performance-Contingent Shares that may be earned by Mr. Steere and the other Named Executive Officers is shown on page 11 of this Proxy Statement in the table headed "Long-Term Incentive Plans -- Awards in 1993." The potential size of each award, including the maximum number of shares that may be earned by each executive officer, was established after examining similar awards made by the Peer Group to executives holding comparable positions at those companies. Payments pursuant to the awards are determined by a non-discretionary formula comprised of two performance criteria: total shareholder return and earnings per share growth over the performance period relative to the performance of the Peer Group. The performance formula weighs each criteria equally. To the extent that the Company's performance exceeds the low end of the range of performance of the Peer Group in either or both of the performance criteria, a varying amount of shares up to the maximum will be earned. In connection with the 1993 award for Mr. Steere that extends for five years, the number of Performance Shares that may be earned will range from 0 to 25,000. For the other Named Executive Officers the number of Performance Contingent Shares that may be earned will range from 0 to 9,000.

   In order to introduce this new compensation program the Committee also recommended and the Board approved awards of Performance-Contingent Shares to Mr. Steere and the other executive officers which they may earn during performance periods beginning in 1993 and continuing for two, three and four years, provided that the same requisite performance criteria as in the five-year awards are met during the applicable performance period. These interim awards are designed to gradually phase in the full five-year program. The maximum number of Performance-Contingent Shares that each Named Executive Officer can earn in each of the years is contained in the table headed "Long-Term Incentive Plans -- Awards in 1993" table on page 11 of this Proxy Statement.

   The Committee also granted stock options to each executive officer in 1993. In selecting the size of these stock option grants, the Committee reviewed competitive data relating to grants made by the Peer Group to executive officers holding comparable positions at those companies, the individual stock ownership of the executive officers and the Performance-Contingent Share awards made to such officers. Based upon this data, Mr. Steere was awarded options on 75,000 shares of Common Stock and the other Named Executive Officers were awarded the number of options shown in the Option Table on page 10 of this Proxy Statement. The value of the stock options granted to Mr. Steere and the other Named Executive Officers, when combined with the value of the Performance-Contingent Shares that the officers may potentially earn, fall within the midpoints of the range of value of long-term incentives and total option grants made by the Peer Group to executive officers at similar levels.

Tax Policy

   The  Annual  Incentive  Awards  granted  for  1993 are not  eligible  for the performance-based exception to the $1 million deduction limitation for compensation paid to the Named Executive Officers imposed by the Internal Revenue Code of 1986, as amended (the "Code") because they were awarded based in part on non-quantifiable goals such as restructuring the Company to meet the requirements of the new health care marketplace. The Committee and the Board believe that it is in the best interests of the shareholders to set such non-quantifiable goals. From time to time it may also be in the best of interests of the shareholders to set other non-quantifiable goals which it would be counterproductive to disclose publicly. The Committee and the Board will continue to evaluate their position as the regulations under the Code are developed.

   The Performance-Contingent Share Awards granted in August 1993 are not eligible for the performance-based exception to the $1 million deduction limitation for compensation paid to the Named Executive Officers imposed by the Code because after the awards were granted, the Internal Revenue Service issued proposed regulations that disallow as performance-based compensation any compensation that would be paid for the attainment of performance goals that had been established after the commencement of the performance period.

   In order for the 1994 and subsequent years' grants of Performance-Contingent Share Awards to be eligible for the performance-based compensation exception, the Committee and the Board have decided to submit for shareholder approval the proposal set forth in Item 3 on page 21 of this Proxy Statement.

Stock Ownership Program

   In conjunction with the revised executive compensation program, a stock ownership program was adopted by the Board upon the Committee's recommendation in August of 1993. Under the guidelines of this program, employee directors (currently Messrs. Steere and Bessey) are expected to own stock equal in value to at least three times their annual salaries. The program also extends to other elected corporate officers of the Company. More specifically, the other Named Executive Officers are expected to own stock valued at least two times their annual salary, as are certain other executives. All other elected corporate officers are expected to own stock valued at least equal to their annual salaries.

   Under the program, "stock ownership" is defined as stock owned by the executive officer directly or through the Company's Savings and Investment Plan. The Named Executive Officers and other participants in this program have been given five years in which to comply with this program. The Committee will monitor the participation of the Named Executive Officers and expects that incremental progress will be made each year by each officer during the phase-in period. The level of each Named Executive Officer's stock ownership also will be considered as a factor by the Committee when awarding future stock option grants.

Glossary

   Annual Incentive Awards. These awards are annual cash payments which may be awarded by the Committee to executive officers on the basis of both Company performance and individual performance over the prior year. The performance indicators used to serve as the basis for an assessment of the performance of the executive officers are established by the Committee (and approved by the Board in the case of the CEO) prior to the performance period.

   Named Executive Officers. This refers to the five most highly compensated executive officers of the Company--Messrs. Steere, Bessey and Neimeth and Drs. McKinnell and Niblack.

   Peer Group. This group consists of the twelve health care companies referred to in the Performance Graph that follows this report.

   Performance-Contingent Shares. These are shares of Pfizer Inc. Common Stock that may be awarded to the Named Executive Officers and certain other employees of the Company under the Performance-Contingent Share Award Program. For shares to be issued to any such officer or employee, however, certain preestablished Company performance criteria must be met. The text of this program is included in this Proxy Statement as Exhibit A.

   Stock and Incentive Plan. This refers to the Pfizer Inc. Stock and Incentive Plan which is described in further detail on page 17 of this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE:

          Mr. Opel (Chair)
          Mr. Burns
          Mr. Labrecque

                               PERFORMANCE GRAPH

   Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends) of the Company, the Standard & Poor's ("S&P") 500 Composite Stock Index ("S&P 500"), and an industry peer index compiled by the Company that consists of the following companies: Abbott Laboratories, American Cyanamid Co., American Home Products Corp., Baxter International Inc.,
Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Schering-Plough Corp., Upjohn Co. and Warner-Lambert Company. The peer group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year). The graph assumes $100 invested on December 31, 1988 in the Company and each of the other indices.

                           Cumulative Total Returns*
                                 1989 thru 1993
  (The table below was represented by a graph in the printed proxy statement.)

                    1988      1989      1990      1991      1992      1993
                    ----      ----      ----      ----      ----      ----
     Pfizer          100      124.1     149.4     317.7     279.7     273.3
     Peer Group      100      142       166.4     250.9     212.3     198.6
     S&P 500         100      131.6     127.4     166.2     178.8     196.7

  * Based on Share Price Appreciation and Assuming Reinvestment of Dividends

                             EMPLOYEE BENEFIT PLANS

Retirement Annuity Plan

   The Retirement Annuity Plan (the "Retirement Plan") is a funded, tax qualified, noncontributory defined benefit pension plan that covers certain employees, including the Named Executive Officers shown in the Summary Compensation Table. Benefits under the Retirement Plan are based upon the employee's earnings during service with Pfizer and/or its Associate Companies and are payable after retirement generally in the form of an annuity. Earnings covered by the Retirement Plan are actual salary, wages, bonuses and other remuneration earned. Beginning in 1989, however, the Internal Revenue Service limited the amount of annual earnings that may be considered in calculating benefits under the Retirement Plan. For 1994, the current annual limitation is $150,000. The value of benefits, such as stock options, is not considered earnings for the purposes of the Retirement Plan.

   Benefits under the Company's Retirement Plan are calculated as an annuity equal to the greater of (i) 1.4 percent of the average earnings for the five highest consecutive calendar years prior to January 1, 1992 multiplied by years of service, up to 35 years, or (ii) 1.75 percent of such earnings less 1.5 percent of Primary Social Security benefits multiplied by years of service, up to 35 years. Actual earnings are used in benefit calculations for the period after December 31, 1991 under both formulas. Contributions to the Retirement Plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid.

   In accordance with the requirements of the Internal Revenue Code, the Retirement Plan currently limits pensions paid under the Plan to an annual maximum of $118,800 (provided, however, that based upon certain provisions in the Retirement Plan in effect as of July 1, 1982, employees may receive a larger pension if entitled thereto as of December 31, 1982). The Company also has a supplemental plan that provides that the Company will pay out of its general assets, an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits, and earnings that may be considered in calculating pension benefits and the amount actually payable under the Retirement Plan.

                              Pension Plan Tables

   The following table shows, for the aggregate salary and bonus levels and years of service indicated, the annual pension benefit, payable commencing upon retirement at age 65 under the present benefit formula of the Retirement Plan and its related supplemental plan. The estimated retirement benefits have been computed on the assumptions that (i) payments will be made in the form of a 50 percent joint and survivor annuity (and both the plan member and spouse are age
65), (ii) during the period of employment the employee received annual compensation increases of six percent and (iii) the employee retired as of December 31, 1993.


                                                               Years of Service
                                   -------------------------------------------------------------------------
         Remuneration                  15              20              25              30              35
         ------------              ---------        --------        --------        --------        --------
$  225,000....................      $ 39,914        $ 52,809        $ 65,704        $ 78,600        $ 91,495
   250,000....................        44,647          59,074          73,502          87,929         102,357
   300,000....................        54,113          71,605          89,097         106,589         124,081
   400,000....................        73,045          96,666         120,287         143,908         167,529
   450,000....................        82,512         109,197         135,882         162,567         189,253
   500,000....................        91,978         121,727         151,477         181,227         210,977
   600,000....................       110,910         146,789         182,667         218,546         254,425
   725,000....................       134,576         178,115         221,655         265,195         308,735
   750,000....................       139,309         184,381         229,453         274,525         319,597
   800,000....................       148,775         196,911         245,048         293,184         341,321
   875,000....................       162,974         215,707         268,440         321,173         373,906
 1,000,000....................       186,640         247,034         307,428         367,822         428,216
 1,200,000....................       224,504         297,156         369,808         442,460         515,112
 1,500,000....................       281,301         372,340         463,379         554,417         645,456
 1,800,000....................       338,098         447,524         556,949         666,374         775,800
 2,200,000....................       413,828         547,769         681,710         815,651         949,591



   The following table shows the estimated retirement benefit under the benefit formula of the Retirement Plan and its related supplemental plan for the Named Executive Officers, using the following assumptions: (i) payments will be made in the form of a 50 percent joint and survivor annuity; (ii) employment will be continued until normal retirement at age 65; and (iii) 1993 levels of creditable compensation will continue throughout the remainder of the computation period. As of December 31, 1993, the period of service covered by the Retirement Plan and the supplemental plan are, for Mr. Steere -- 34 years, 4 months; Mr. Bessey
- -- 29 years, 8 months; Dr. Niblack -- 26 years, 1 month; Mr. Neimeth -- 31 years, 4 months; and Dr. McKinnell -22 years, 10 months. Current compensation covered by the Plans are the amounts set forth in the 1993 "Salary" and "Bonus" columns of the Summary Compensation Table for each of the Named Executive Officers.

                                                           Estimated
                                                            Amount
               Name                                       of Annuity
               ----                                       ----------
               W. C. Steere, Jr. .......................    $512,546
               E. C. Bessey ............................     306,686
               H. McKinnell, Jr. .......................     280,659
               R. Neimeth ..............................     255,303
               J. F. Niblack ...........................     220,160

Savings and Investment Plan

   Under the terms of the Savings and Investment Plan (the "Savings Plan"), participating employees may contribute up to 15 percent of regular earnings into their Savings Plan accounts. A participating employee may elect to make after-tax contributions, before-tax contributions, or both after-tax and before-tax contributions. In addition, under the Savings Plan, the Company con-tributes an amount equal to one dollar for each dollar contributed by participating employees up to the first two percent of their regular earnings and fifty cents for each additional dollar contributed by employees on the next four percent of their regular earnings. The Company's matching contributions are invested solely in the Company's Common Stock.

   In accordance with the requirements of the Code, the Savings Plan currently limits the additions that can be made to a participating employee's account to $30,000 per year. The term "additions" includes Company matching contributions, before-tax contributions made by the Company at the request of the participating employee under Section 401(k) of the Code, and employee after-tax contributions.

   Of those additions, the maximum before-tax contribution is limited, effective January 1, 1994, to $9,240 per year. Also, effective January 1, 1994, no more than $150,000 of annual compensation may be taken into account in computing benefits under the Savings Plan, in accordance with the Code. The Company has a supplemental plan to pay out of general assets, an amount substantially equal to the difference between the amount that, in the absence of legislation limiting such additions and the $150,000 limitation on earnings, would have been allocated to a participating employee's account as employee before-tax contributions, Company matching contributions and forfeitures, and the amount actually allocated under the Savings Plan. Employees affected by these limitations can make limited deferrals of income under this supplemental plan and receive credit for such deferrals towards their retirement benefit under the Company's retirement plans.

   Amounts deferred, if any, under the Savings Plan and the related supplemental plan in 1993 by the Company's Named Executive Officers, are included in the "Salary" column of the Summary Compensation Table shown on page 9 of this Proxy Statement. Company matching contributions allocated to the Named Executive Officers under the Savings Plan and the related supplemental plan are shown in the "All Other Compensation" column of the Summary Compensation table.

Stock and Incentive Plan

   Pursuant to the Stock and Incentive Plan (the "Incentive Plan"), Company employees may be granted stock options, stock appreciation rights, stock awards, or performance unit awards, either as a result of a general grant or as a result of an award based on having met certain performance criteria, as determined by the Employee Compensation and Management Development Committee or the Executive Compensation Committee, as applicable. Non-employee directors of the Company are not eligible to participate in the Incentive Plan.

                              SEVERANCE AGREEMENTS

   The Company has entered into severance agreements with certain executive officers, including each of the Named Executive Officers shown in the Summary Compensation Table. The agreements continue through May 31 of each year, and are automatically extended in one-year increments unless the Company has given prior notice of termination.

   These agreements are intended to provide for continuity of management in the event of a change in control of the Company. The agreements provide that covered executive officers could be entitled to certain severance benefits following a change in control of the Company. If, following a change in control, the executive is terminated by the Company for any reason, other than for disability or for cause, or if such executive officer terminates his or her employment for good reason (as this term is defined in the agreements), then the executive officer is entitled to a severance payment that will be 2.99 times the executive officer's base amount, as defined in the agreements. The severance payment is generally made in the form of a lump sum. For a period of up to two years, the Company would also provide life, disability, accident and health insurance coverage substantially similar to the benefits provided before termination.

   If a change in control occurs, the agreements are effective for a period of four years from the end of the then existing term. Under the severance agreements, a change in control would include any of the following events: (i) any "person", as defined in the Securities Exchange Act of 1934, as amended, acquires 20 percent or more of the Company's voting securities; (ii) a majority of the Company's directors are replaced during a two-year period; or (iii) shareholders approve certain mergers, or a liquidation, or sale of the Company's assets. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Code, the Company would reduce each such executive's severance payment as necessary so that no portion thereof would be subject to the excise tax. If, upon a change of control of the Company, the Board made all unvested stock options immediately exercisable, and an executive's severance payment was thereby increased above 2.99 times the executive's base amount, the Company is obligated to pay any additional tax for which the executive would otherwise be responsible.

                  COMPENSATION OF DIRECTORS AND OTHER MATTERS

   The non-employee directors of the Company receive an annual cash retainer of $26,000 per year. Non-employee directors who serve on one Board committee or more (other than the Executive Committee) receive an additional annual fee of $4,000 for such service. In addition, non-employee directors who chair a Board committee receive an additional $2,000 per year, per committee. Directors who are employees of the Company receive no retainers for Board-related service.

   The non-employee directors of the Company also receive a fee of $1,500 for attending each Board meeting, committee meeting, Annual Meeting of Shareholders, for each day of a visit by the Board to a plant or office of the Company or its subsidiaries, and for attending any other business meeting to which the director is invited by the Board or the Executive Committee. Directors who are employees of the Company receive no fees for attending any such meeting.

Non-Employee Directors Cash Compensation Table

   The following table sets forth the cash compensation paid to and/or deferred by (at the director's election) each of the non-employee directors of the Company during 1993.

                                             Cash
Name of Individual                        Compensation
- ------------------                        ------------
M. Anthony Burns ......................     $54,000
William J. Crowe, Jr. .................      51,000
Grace J. Fippinger ....................      51,000
Constance J. Horner(1) ................      70,500
Stanley O. Ikenberry(2) ...............      69,500
Howard C. Kauffmann(3) ................       9,833
Thomas G. Labrecque(1) ................      61,500
James T. Lynn(2)  .....................      69,500
Paul A. Marks .........................      69,000
John R. Opel(2) .......................      58,833
Edmund T. Pratt, Jr. ..................      57,500
Franklin D. Raines(4) .................      20,250
Felix G. Rohatyn ......................      66,000
Jean-Paul Valles ......................      54,500

- -----------
(1)  Became a director on January 28, 1993.
(2)  Chair of a Committee.
(3)  Retired as a director on February 25, 1993.
(4)  Became a director on August 26, 1993.

   In addition to the cash compensation shown above, all non-employee directors listed above, except Mr. Kauffmann, received 300 shares of restricted Common Stock of the Company in 1993, pursuant to the Company's Restricted Stock Plan for Non-Employee Directors. The provisions of this Plan are discussed below.

Benefit Plans for Non-Employee Directors

   Under the Pfizer Inc. Nonfunded Deferred Compensation Plan for Non-Employee Directors, directors who are not employees of the Company may defer the above fees. At the director's election, the fees held in his or her account may be credited either with interest at a specified rate, or with units. The units are calculated by dividing the amount of the fee by the closing price of the Common Stock as of the last business day prior to the date that the fees would otherwise be paid. The units in a director's account are increased by the value of any distributions on the Common Stock, allocated in accordance with the number of units in the account. At the time of the director's termination from the Company, the amount held in his or her account is then payable in cash. The amount to be paid is determined by multiplying the number of units in the account by the closing price of the Common Stock as of the last business day prior to the payment date.

   Under the Company's Restricted Stock Plan for Non-Employee Directors, non-employee directors are granted an initial award of 300 restricted shares of Common Stock upon first becoming a director. Thereafter, each non-employee director is granted an annual award of 300 such shares as of the date of the Company's Annual Meeting of Shareholders (provided the director will continue to serve as a director following the meeting). Pursuant to the Plan, restrictions on shares of Common Stock awarded under the Plan prohibit the sale or transfer of the shares by the director until six months after he or she ceases to be a director. Dividends on these shares may also be deferred under the Nonfunded Deferred Compensation Plan for Non-Employee Directors. Participation in the Plan is limited to directors who are not employees of the Company or any of its subsidiaries. The awards under this Plan are made in addition to the directors' annual cash retainers and meeting attendance fees.

   The Company has a Retirement Plan for Non-Employee Directors. Under this Plan, a retiring non-employee director may receive a pension if he or she is at least 60 years of age at the time of retirement, has served a minimum of five years on the Board, and his or her age plus years of service equal at least 70. The pension is an annuity equal to the director's annual cash retainer at the time of retirement. This annual cash retainer in 1993 was $26,000. The pension is paid to the director or to his or her survivor for a period of time equal to the period that the director served on the Board.

   In certain circumstances, the Company is obligated to fund trusts established to secure its obligations to make payments to its directors under the above benefit plans, programs or agreements in advance of the time payment is due.

Consulting Agreements

   Under a consulting agreement with the Company, Mr. Pratt consults with the Company on business matters involving the areas of tax, trade and intellectual property. In return for this advice, the Company is obligated to pay Mr. Pratt an annual consulting fee, payable monthly. The agreement runs year-to-year and may be terminated at the end of any year by either the Company or Mr. Pratt on 90 days written notice, or upon the mutual agreement of both parties. In addition, the Company must reimburse Mr. Pratt for reasonable business expenses he incurs in connection with the services he provides to the Company under this agreement.

   The amount paid to Mr. Pratt under the agreement for the services he rendered to the Company during 1993 was $91,666.

Related Transactions

   During 1993, the Company engaged the services of Lazard Freres & Co., of which Mr. Rohatyn is a General Partner and Mr. Lynn is a Senior Advisor. Lazard Freres & Co. acted as a financial advisor in connection with potential acquisitions and general corporate matters, as a broker in connection with the purchase and sale of securities, and as an underwriter in connection with the sale of securities. In 1994, the Company plans to retain this firm for such services. In addition, the Pfizer Retirement Annuity Plan is a limited partner in Corporate Partners, L. P., of which Lazard Freres & Co. is the General Partner.

   During  1993,  the  Company  had the  following  transactions  with The Chase
Manhattan  Bank,  N.A., of which Mr.  Labrecque is Chairman and Chief  Executive
Officer: expenditures of $73,580 for letter of credit fees; $58,565 in administrative and checking account fees for the Pfizer International, Inc. Employee Loan Program; $3,600 in escrow fees; and $16,126 in fees for administration of notes and bonds and disbursing interest. The Company received from The Chase Manhattan Bank, N.A. $1,695,035 representing income generated from a $25 million principal amount fixed-to-floating-rate interest swap. In addition, the Company paid to Chase $1,857,439 relating to a $100 million principal amount interest rate and currency swap.

     In connection with a Transitional Services Agreement the Company had with Minerals Technologies, Inc. ("MTI") in 1993, the Company made available to MTI, certain services, including accounts payable and receivable, credit and collections, payroll implementation, telephone and computer services and use of office space and services at the Company's corporate headquarters. Dr. Valles is Chairman and Chief Executive Officer of MTI. Under this Agreement, MTI paid approximately $1,251,165 to the Company (for the period ending December 31, 1993). In addition, in 1993, the Company paid $158,697 to MTI for damaged magnesite pursuant to contractual indemnification obligations.

   Also, on April 6, 1993, the Company sold 2.5 million shares of MTI common stock to MTI at $24.00 per share in a privately negotiated transaction.

   The transactions described in this section were entered into by the Company pursuant to arm's length negotiations in the ordinary course of business and on terms that the Company believes to be fair.

Additional Information

   The directors (other than Ms. Horner, Mr. Labrecque and Mr. Raines) and certain officers and former directors and officers of the Company are defendants in a civil suit brought purportedly on behalf of the Company as a shareholder derivative action in the Superior Court of the State of California, County of Orange. The complaint alleges breaches of fiduciary duty and other common law violations in connection with the manufacture and distribution of Shiley heart valves and seeks, among other things, unspecified money damages. The defendants in the action believe that the suit is without merit.

                                BOARD COMMITTEES

The Executive Compensation Committee

   During 1993, the Executive Compensation Committee consisted of Mr. Opel (Chair), Mr. Burns and Mr. Labrecque, none of whom was an employee of the Company. Mr. Kauffmann retired from both the Board and this Committee in February of 1993. Mr. Opel was designated Chair of the Committee in February of 1993. The Committee met seven times in 1993.

   The functions of the Executive Compensation Committee are to establish the salaries and other compensation of the employee-directors and other elected officers of the Company. The Executive Compensation Committee Report is included on page 12 of this Proxy Statement.

The Nominating Committee

   The Nominating Committee consists of Mr. Lynn (Chair), Miss Fippinger and Dr. Marks, none of whom is an employee of the Company. During 1993 this Committee met five times. One of the functions of this Committee is to recommend nominees to the Board to fill vacancies on the Board as they occur and to recommend candidates for election as directors at the Annual Meeting of Shareholders. In carrying out its duties, the Committee will consider for nomination nominees submitted to the Board by other directors and shareholders, pursuant to the requirements set forth below. The Nominating Committee also confers with management concerning management's plans for succession to officer and senior management positions in the Company. Additional functions include: monitoring and making recommendations to the Board regarding the memberships and functions of Board committees and the structure of Board meetings; considering questions of possible conflicts of interest of Board members; and reviewing the outside activities of senior executives of the Company.

   Recommendations for director nominees must be submitted in writing to the Secretary of the Company at 235 East 42nd Street, New York, NY 10017. A recommendation must be received no later than: (1) 60 days in advance of an annual meeting if it is being held within 30 days preceding the anniversary date of the previous year's meeting, or (2) 90 days in advance of such meeting if it is being held on or after the anniversary date of the previous year's meeting. With respect to any other annual or special meeting, the recommendation must be received by the 10th day following the date of public disclosure of the date of such meeting. The recommendation must contain the following information about the nominee: name, age, business and residence addresses; principal occupation or employment; the number of shares of Common Stock held by the nominee; the information that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee as a director; and a signed consent of the nominee to serve as a director of the Company, if elected.

The Audit Committee

   The Audit Committee consists of Dr. Ikenberry (Chair), Adm. Crowe, Ms. Horner, Mr. Raines and Mr. Rohatyn, none of whom is an employee of the Company. During 1993, the Committee met four times. The functions of the Audit Committee include the review of the programs of the Company's internal auditors, the results of their audits, and the adequacy of the Company's system of internal financial controls and accounting practices; the review, with the independent auditors, of the scope of their annual audit and estimated audit fees, prior to its commencement, and of their report and findings, subsequent to its completion; the review with the independent auditors of the annual and quarterly financial statements of the Company; the review of Company compliance with the Foreign Corrupt Practices Act; the recommendation of independent auditors for appointment annually by the Board, subject to the approval of the shareholders; the initiation of such other examinations as the Committee deems advisable with respect to such matters as the adequacy of the system of internal controls and the accounting practices of the Company; and the taking of such action as the Committee finds appropriate with respect to these activities.

                         ITEM 2 -- APPROVAL OF AUDITORS

   The Board, upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick to serve as the Company's independent auditors for 1994, subject to the approval of the shareholders. The firm and its predecessors have audited the financial records of the Company for many years during which time the practice of rotating the engagement partner has been followed. The Board considers the firm to be well qualified.

   It is expected that representatives of KPMG Peat Marwick will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

   Total audit fees paid to all independent auditors by the Company for 1993 were approximately $5,621,000, of which $5,397,000 was attributable to KPMG Peat Marwick.

   The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal.

   The Board unanimously recommends a vote "FOR" the approval of KPMG Peat Marwick as independent auditors of the Company for the year 1994.

      ITEM 3 -- APPROVAL OF THE PERFORMANCE-CONTINGENT SHARE AWARD PROGRAM

   During 1993 the Internal Revenue Code ("Code") was amended with respect to the tax deductibility of executive compensation. Under the Code, publicly-held companies such as the Company may not deduct compensation paid to certain executive officers to the extent that such compensation exceeds $1 million in any one year for each such officer. The regulations provide an exception for "performance-based" compensation including stock options granted under a stock option plan that has been previously approved by shareholders, provided that such options are not issued below the fair market value of the stock on the date of the grant. The Company's Stock and Incentive Plan meets these requirements. Compensation other than stock options, however, must meet other requirements in order to qualify as tax deductible "performance-based" compensation.

   Upon the recommendation of the Executive Compensation Committee, the Board has decided to take all action that will be required for the Performance-Contingent Share Award Program, which provides long-term compensation in conjunction with the Stock and Incentive Plan, to qualify as "performance-based" compensation under the Code, in order to qualify for a tax deduction.

Description of the Performance-Contingent Share Award Program

   Under the terms of this program, the 200 most highly compensated employees of the Company are eligible to be granted the opportunity by the Executive Compensation Committee to earn Performance-Contingent Shares of Company Common Stock based on the Company's achievement of corporate performance goals over a five-year period. The corporate performance formula used is comprised of two performance criteria -- total shareholder return and earnings per share -- measured over the applicable performance period relative to the Peer Group. In 1993, eight employees received such awards and the intention is to limit the number of participants to a small percent of the eligible employees. In order to introduce this new program in 1993, the awards for shorter performance periods were made so that the employees receiving the awards may also earn Performance-Contingent Shares over two, three and four years. All future awards under this program, however, will have a five-year performance period.

   The total number of shares awarded under the program is limited to 10 million shares. In addition, no eligible employee will be granted Performance-Contingent Share Awards for more than 100,000 shares of Company Common Stock in any year. Actual awards will generally be a fraction of the maximum and will be correlated with awards under the Stock and Incentive Plan.

   This program is discussed in further detail in the Executive Compensation Committee Report on page 12 of this Proxy Statement. The text of the program is included in this Proxy Statement as Exhibit A. The market value of the Company's Common Stock as of February 28, 1994 was $57.94.

Performance-Contingent Share Awards

   As discussed above, awards under the Performance-Contingent Share Award Program are based on the long-term performance of the Company. No shares have yet been earned by any employee of the Company since the requisite performance periods have not yet passed. Under the regulations of the SEC, however, the Company is required to show in the table below the shares that would have been earned by the individuals and groups indicated using the performance criteria established for the program and based upon the performance of the Company in 1993. Thus the "awards" shown below were not actually made to, or earned by, any Company employee and are entirely hypothetical, but are based on the shares that may be earned for the 1993-1997 period as shown in the Long-Term Incentive Plan table shown on Page 11 of this Proxy Statement.

                                                    Number of
           Name and Position                          Shares
           -----------------                        ---------
          William C. Steere, Jr.
            Chairman/CEO  .........................   15,000
          E.C. Bessey
            Vice Chairman; President, U.S.
            Pharmaceuticals Group  ................    5,400
          H. McKinnell, Jr.
            Executive V.P. & CFO;
            President-- HPG .......................    5,400
          R. Neimeth
            Executive V.P.; President --
            International Pharmaceuticals Group  ..    4,500
          J. F. Niblack
            Executive V.P.-- Research
            and Development .......................    4,500
          Executive Group  ........................   77,400
          Non-Executive Director Group.............     none
          Non-Executive Officer
            Employee Group  .......................     none

Requirements for Tax Deductibility

   Performance-Contingent Share Awards granted in 1994 and thereafter will be deductible under the Code if: (1) such shares are paid solely on account of the attainment of one or more preestablished objective performance goals; (2) the performance goals under which the shares are to be paid are established by a committee comprised solely of two or more outside directors; (3) the Executive Compensation Committee certifies in writing prior to payment of the shares that the performance goals and any other material terms of payment were, in fact, satisfied; and (4) the material terms of the performance goals under which the shares are to be paid are disclosed to shareholders and subsequently approved by a majority of the shares of Company Common Stock cast on this proposal at the Annual Meeting.

   In connection with the Performance-Contingent Share Awards granted to Company employees in 1994 and thereafter, the Executive Compensation Committee will ensure that the first three requirements listed above will be met. Thus, the only remaining requirement that must be met before the Company would pay the Performance-Contingent Shares, and be able to deduct the value of the
Performance-Contingent Shares for tax purposes, is to obtain shareholder approval of the material terms of the Performance-Contingent Share Award Program.

   Accordingly, the Board submits the following resolution for shareholder approval:

     RESOLVED, that the Performance-Contingent Share Award Program, as set forth in Exhibit A hereto, is hereby approved.

   The Board unanimously recommends a vote "FOR" the proposal to approve the Performance-Contingent Share Award Program.

            ITEM 4 -- SHAREHOLDER PROPOSAL RELATING TO STOCK OPTION
                          GRANTS TO EXECUTIVE OFFICERS

   Edward C. Peterson of 319 Douglass Drive, Douglassville, PA 19518, owner of 800 shares of Common Stock, has asked that the following resolution, which he intends to introduce at the Annual Meeting, and the reasons in support of the resolution be set forth in this Proxy Statement:

   "Be it resolved, it is recommended that the Board of Directors arrange that future contracts for executive officers and directors shall not provide for the granting of options to purchase stock of the Company and that the Compensation Committee devise a replacement scheme of incentive awards that will be more relevant to the Company's performance and in which the goals to be met and the terms of the payments could be stated in each annual meeting notice."

               PROPONENT'S STATEMENT IN SUPPORT OF THE RESOLUTION

   "While options to purchase the Company's stock are the largest part of its so-called incentive for executive effort, the fact is that the value of these options is only related to the Company's performance in a minor way. As the 1993 proxy statement showed, the value of the S & P 500 doubled in the previous 5 years, so with average performance, the value of the Company's stock would probably have doubled. The options are mostly a risk-free option to gamble on a mostly always rising market."

                 THE BOARD OF DIRECTORS OPPOSES THIS RESOLUTION

   The Board opposes this proposal because it asks the Board to do something it believes it already has done -- to "devise...a scheme of incentive awards...relevant to the Company's performance." As discussed at length in the Executive Compensation Committee Report included on page 12 of this Proxy Statement, the Board adopted a revised executive compensation program in 1993. The objectives of the program are twofold: to retain executives who have contributed to the Company's success by insuring they are paid competitively and to tie executive compensation more closely to the Company's performance. A significant part of the program is the long-term incentive awards consisting of stock option grants with ten-year terms and Performance-Contingent Share Awards which may be earned by the Named Executive Officers over a five-year period provided the requisite performance goals are first met.

   If implemented, the proposal would require the Company to stop issuing stock options to all of its executive officers under the Company's Stock and Incentive Plan which was approved by the Company's shareholders in 1965. The Board believes that the Stock and Incentive Plan has been of substantial value in securing the continued service of employees, in stimulating their efforts toward the continuing success of the Company and in assisting the Company to recruit personnel with outstanding abilities. The Board also views stock options as a critical part of its executive compensation program.

   The Board also believes that stock options are not "risk free" as the proponent states in his proposal. As noted above, stock options are granted as part of, and not in addition to, total compensation paid to Company employees. The option prices under the Plan may not be less than the fair market value of the Company's Common Stock on the date the options are granted. If the Company does not perform well, therefore, the stock price is more likely to decrease and the executive will lose part of his or her compensation because the options will not increase in value. If the Company does perform well, however, the stock price is more likely to increase thereby adding value to the options. Stock options create an important link, therefore, between executive compensation and shareholder value. The implementation of the proposal would force the Board to forego making stock option awards to Company executives which it deems to be an important part of the Company's incentive compensation program.

   The Board of Directors unanimously recommends a vote "AGAINST" the above resolution relating to stock option grants made to executive officers.

       ITEM 5 -- SHAREHOLDER PROPOSAL RELATING TO EXECUTIVE COMPENSATION

   Murray Katz and Beatrice M. Katz of 11435 Monterrey Drive, Silver Spring, MD 20902, as owners of 1,294 shares of Common Stock, have asked that the following resolution, which one or both of them intend to introduce at the Annual Meeting and the reasons in support of the resolution be set forth in this Proxy Statement.

   "Resolved, that the shareholders of Pfizer Inc. recommend that the Board of Directors take the necessary steps to institute a salary and compensation ceiling such that as to future employment contracts, no senior executive officer or director of the Company receive combined salary and other compensation which is more than two times the salary provided to the President of the United States, that is more than $400,000."

               PROPONENTS' STATEMENT IN SUPPORT OF THE RESOLUTION

   "REASONS: There is no corporation which exceeds the size and complexity of operation of the government of the United States of which the President is the chief executive officer. Even most government agencies far exceed the size, as measured by personnel and budget, of most private corporations. The President of the United States now receives a salary of $200,000; even heads of agencies and members of Congress are paid only somewhat in excess of $100,000. The recommended ceiling is sufficient to motivate any person to do his best.

   While the duties of the President of the United States are not comparable to those of senior executive officers or directors (the President has a much more demanding job), and while the President has many valuable compensations, we use the salary of the President only as a reference point for the shareholders to consider as they evaluate this resolution.

   Officers of public corporations are the employees and not the owners, except as they may be shareholders in common with other stockholders. Yet, officers give the appearance that they run the corporations primarily for their benefit rather than for the benefit of the shareholders. Thus, they may drain away millions of dollars in salary, stock options and other compensation. When more than the recommended ceiling on salary and compensation is taken, this is an expression of greed and abuse of power.

   Usually, there is no direct correlation between the profitability of a corporation and the compensation to officers. In fact, in many corporations, compensation increases even as profits fall. It is apparent that high compensation does not usually serve as an incentive for a better run or more profitable corporation. Obscene compensation packages illustrate the power of the Board of Directors, a closed group which perpetuates itself, by determining who is to be selected to the Board and who is to be an officer of the company, as well as the compensation to be received. The Board of Directors does not own the corporation, but it can run the corporation as if it were their property. There is a general consensus in the United States that corporate officials are grossly overpaid and that this state of affairs is promulgated by the policy of Boards of Directors. There is no shortage of qualified people who would gladly step in and do as good a job as the incumbent officers of the Corporation and who would have no hesitation serving within the aforementioned pay ceiling.

   Any officer who believes he can better the corporation should be sufficiently motivated to purchase stock on the open market or to receive stock options as part of his salary and compensation package. To remain competitive in world markets we must cut our costs and not overcompensate directors and officers.

   "If you AGREE, please mark your proxy FOR this resolution."

                 THE BOARD OF DIRECTORS OPPOSES THIS RESOLUTION

   The Board believes that the proposal to establish an absolute ceiling on all compensation payable to the Company's senior officers and directors is not in the best interests of the Company or its stockholders for a number of very important reasons. First and foremost, such a ceiling would place the Company at a severe competitive disadvantage in attracting, motivating and retaining senior management talent which the Company requires to be successful in its industry.

   In addition, the Board believes that the proponent's resolution is self-defeating in that it seeks to place a cap on all senior executive officers' "combined salary and other compensation", which would include long-term performance-based compensation. As is more fully described in the Report of the Executive Compensation Committee on page 12 of this Proxy Statement, the Company has in place a long-term compensation program that is designed to reward its executives for achieving corporate and individual performance goals. Thus, contrary to the proponent's assertion that "[u]sually there is no direct correlation between the profitability of a corporation and the compensation to officers" the Company's compensation program does tie executive compensation to corporate performance. To impose an arbitrary ceiling on compensation would severely undermine the incentive nature of the program. Also, since the salary of the President is established by Congress, the proposal would, in essence, delegate to Congress important compensation decisions reserved by law to the Board. This makes poor business sense because it would limit the ability of the Board to make compensation decisions critical to the success of the Company.

   Moreover, the proponent's analogy between the salaries and duties of the President of the United States and senior executive officers of publicly held corporations is inappropriate. The compensation structure of the office of the President is very different from that of a corporate employee. Different factors go into setting the cash compensation of the President that are not considered in the corporate context. Thus, the compensation ceiling recommended by the proponent is unrealistic and not in the best interest of the Company or its shareholders.

   The Board of Directors unanimously recommends a vote "AGAINST" the above resolution relating to executive compensation.

                    THE COMPANY'S STATEMENT ON SOUTH AFRICA

   The Company received a proposal that it endorse a "Code of Conduct for Business Operating in South Africa." The Proposal was withdrawn on the understanding that the following statement would be included in this Proxy Statement.

   The Company has for many years operated its business throughout the world in accordance with its own Policies on Business Conduct. The Company believes that these policies, which are applicable to its worldwide business, address the social concerns in South Africa. They are generally consistent with the Code of Conduct for Business Operating in South Africa developed by the South African Council of Churches and endorsed by other South African organizations. The Company will continue to abide by its policies as it operates in South Africa and in so doing will operate in a manner generally consistent with the standards promulgated by the Code of Conduct. The Company acts as a responsible corporate citizen wherever it operates. This will continue to be its practice in South Africa as that country continues to establish itself as a democratic state.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

   Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by the Company's directors and executive officers. The Company is required to conduct a review and to identify in its proxy statement each director or officer who failed to file any required reports under Section 16 on a timely basis. Based upon that review, the Company has determined that in November, 1992 Mr. P. S. Miller made a family gift which was reported in 1993 on an amended Form 5. To the Company's knowledge, all Section 16 reporting requirements applicable to its directors and executive officers were complied with for fiscal year 1993.

                         QUORUM AND TABULATION OF VOTES

   The By-laws of the Company (the "By-laws") provide that a majority of the shares of Common Stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at a meeting of shareholders of the Company.

   Votes at the Annual Meeting will be tabulated by two independent judges of election appointed by the Company. Shares of Common Stock represented by a properly signed and returned proxy are considered as present at the Annual Meeting for purposes of determining a quorum.

   Pursuant to the By-laws, directors of the Company must be elected by a plurality vote. In the event that more than two candidates run for the same office, a plurality vote ensures that the person elected will be the one who receives the greatest number of votes, even if that number does not constitute a majority of the votes cast. Pursuant to the By-laws, all other questions shall be determined by a majority of the votes cast thereon, except as may otherwise be provided in the Certificate of Incorporation of the Company or by law.

   Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If specific instructions are not received, however, brokers may vote these shares in their discretion, depending on the type of proposal involved. However, the New York Stock Exchange can preclude brokers from exercising their voting discretion on certain proposals. Absent specific instructions from the beneficial owner in such a case, the broker may not vote on that proposal. This results in what is known as a "broker non-vote" on such a proposal. A "broker non-vote" has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of the proposal. A "broker non-vote" has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval of the proposal.

   Directors will be elected by a favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Votes "withheld" from director-nominee(s) will not count against the election of such nominee(s). Brokers have discretionary authority to vote on this proposal.

     Passage of the proposal to approve the appointment of KPMG Peat Marwick (Item 2) and the shareholder proposals (Items 4 and 5) requires the approval of a majority of the votes cast on these proposals. Abstentions as to these proposals will not count as votes cast "for" or "against" these proposals, and will not be included in calculating the number of votes necessary for approval of these proposals. Passage of the proposal to approve the Performance-Contingent Share Award Program (Item 3) requires the approval of a majority of the shares present or represented at the meeting and entitled to vote. Absentions with respect to Item 3 will count as being present or represented at the Annual Meeting and entitled to vote, and will be included in calculating the number of votes necessary for approval of the proposal. The New York Stock Exchange determines whether brokers have discretionary authority to vote on a given proposal.

   If a properly signed proxy form is returned to the Company by a shareholder of record and is not marked, it will be voted in accordance with the recommendations of the Board on all proposals.

   The enclosed proxy may be revoked by the shareholder at any time before it is voted by the submission of a written revocation to the Company, by the return of a subsequently dated proxy to the Company, or by the shareholder's personal vote at the Annual Meeting.

   The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxies in accordance with their best judgment.

                                 MISCELLANEOUS

     Under the rules of the SEC, shareholder proposals intended to be presented at the 1995 Annual Meeting must be received by the Company at its principal executive offices by November 17, 1994 for inclusion in the proxy statement and form of proxy relating to that meeting.

   The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by the use of the mails, the Company may use telephone, telegraph and personal contact. Such solicitation will be made by regular employees of the Company without additional compensation for such services. The Company has also engaged Morrow & Co., Inc. to assist in the proxy solicitation, and has agreed to pay $25,000 plus expenses for such soliciting services.

   By order of the Board,

   /s/ C. L. Clemente
   ------------------
   C. L. Clemente
   Secretary

                                                                       EXHIBIT A

                                  PFIZER INC.

                   PERFORMANCE-CONTINGENT SHARE AWARD PROGRAM

   PURPOSE: The Performance-Contingent Share Award Program is designed to promote the retention of key employees, to compensate such employees based on the Company's achievement of corporate performance goals and to optimize employee motivation. The Program emphasizes long-term compensation values over short-term pay opportunities and encourages stock retention by the Company's key employees in the face of stock market fluctuations.

   DEFINITIONS:

   Committee -- the Executive Compensation Committee of the Board of Directors of the Company.

   Company -- Pfizer Inc.

   Peer Group -- an industry peer index compiled by the Company that consists of the following companies: Abbott Laboratories, American Cynamid Co., American Home Products Corp., Baxter International Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Co., Johnson & Johnson, Eli Lilly and Company, Merck and Co., Inc., Schering Plough Corp., Upjohn Co. and Warner-Lambert Company.

   Performance-Contingent Shares -- shares of the Company's common stock that may be awarded under this Program to eligible employees of the Company. For shares to be issued to any such employee, however, certain preestablished Company performance criteria must be met.

   Program -- the Performance-Contingent Share Award Program.

   ELIGIBILITY: The 200 most highly compensated employees of the Company are eligible to be granted the opportunity by the Committee to earn Performance-Contingent Shares based upon the Company's achievement of predetermined corporate performance goals over a five-year period except for the 1993 awards which provide for shorter performance periods.

   PARTICIPATION: The Committee shall select an eligible employee for participation under the Program by delivering to such employee, prior to the start of the applicable five-year performance period, an award letter that specifies the objective performance goal and the number of Performance-Contingent Shares solely payable upon the attainment of such goal.

   AWARD OF PERFORMANCE-CONTINGENT SHARES: The total number of shares to be awarded under the Program is limited to 10 million shares. No eligible employee will be granted Performance-Contingent Shares for more than 100,000 shares of the Company's common stock in any year. Actual awards will generally be a fraction of the maximum and will be correlated with awards under the Company's Stock and Incentive Plan. The maximum number of Performance-Contingent Shares to be awarded will be determined by the Committee each year prior to the start of the corporate performance period and shall be set forth in the award letter provided to each eligible employee. Except for the 1993 awards, the awards hereunder will be based upon a five-year performance period.

     DETERMINATION OF CORPORATE PERFORMANCE FORMULA: Awards of Performance-Contingent Shares are determined by a preestablished, non-discretionary formula comprised of two performance criteria -- total shareholder return (including reinvestment of dividends) and earnings per share (as reported) -- measured point-to-point over the applicable performance period relative to the Peer Group. The targets under the performance formula shall be established by the Committee before the start of the performance period. The performance formula weighs each criterion equally. To the extent that the Company's performance exceeds the low end of the range of performance of the Peer Group in either or both of the performance criteria, a varying amount of shares up to the maximum will be earned, all as set forth in the award letter.

   An interim phase-in period applies to the 1993 awards and is designed to account for shorter performance periods within the full five-year period. The 1993 awards will be pro-rated as follows: 1993-94 -- 40% of awards; 1993-95 -- 60% of awards; 1993-96 -- 80% of awards; and 1993-97 -- 100% of awards. Awards made in 1994 and thereafter will be paid in the year following the final year of the five-year period.

   ADMINISTRATION OF THE PROGRAM: The Program is administered by the Committee (consisting solely of two or more outside directors, within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and disinterested directors within the meaning of Section 16b-3(c)(2)(i) of the Securities Exchange Act of 1934, as amended). In addition to preestablishing the targets under the performance formula and the number of shares awardable to each participant, the Committee must certify in writing prior to payment of the shares that the performance goals and other material terms of payment were, in fact, satisfied.

   TERMINATION OF EMPLOYMENT: If a Program participant is not employed at the end of the performance period due to death, disability or termination of employment following a Change in Control, as defined under the Pfizer Stock and Incentive Plan, a determination of shares payable, if any, to the Program participant or his or her estate will be made on the basis of the Company's performance during the full calendar years of the performance period that elapse before the employee's termination of employment. The number of Performance-Contingent Shares to be awarded shall be determined by multiplying the Performance-Contingent Shares otherwise awardable by a fraction, the numerator of which is the number of years completed during the performance period before termination of employment (whole or partial), and the denominator of which is five.

   COMPLIANCE WITH SECURITIES LAWS: With respect to eligible employees subject to Section 16 of the Securities Exchange Act of 1934, as amended, transactions under the Program are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the Program or action by the Program administrators involving such eligible employees is deemed not to comply with an applicable condition of Rule 16b-3, such provision or action shall be deemed null and void as to such eligible employees, to the extent permitted by law and deemed advisable by the Program administrators.

   Moreover, in the event the Program does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements or the price and amount of awards as applicable) shall be deemed automatically to be incorporated by reference into the Program insofar as eligible employees subject to Section 16 are concerned, with such incorporation to be deemed effective as of the effective date of such Rule 16b-3 provision.

   AMENDMENT OF PROGRAM: The material provisions of the Program may only be amended by the holders of a majority of the shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

   APPROVAL OF PROGRAM: The material terms of the Program are subject to approval by the holders of a majority of the shares of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware.

                 DRIVING DIRECTIONS TO PFIZER CENTRAL RESEARCH
                               Eastern Point Road
                           Groton, Connecticut 06340

FROM WEST (New York City) (Driving time approximately 3 hours)

I-95 North (New England Thruway) to New London. Follow I-95 across Thames River (Gold Star Bridge).

Exit 87 (Rt. 349) onto Clarence B. Sharp Memorial Highway. Proceed on Sharp Highway to second overhead traffic light.

Turn right onto Rainville Avenue.  Proceed to next overhead traffic light.

Turn left onto Benham Road. Proceed to where Benham Road and Eastern Point Road merge -- City of Groton Fire Station will be on left -- then turn left into Pfizer's Central Research North Gate. Pfizer personnel will direct you to parking and the meeting area.

FROM NORTH (HARTFORD) (Driving time approximately 1 hour and 15 minutes)

I-91 South toward New York

Exit 22S (Cromwell/Middletown) onto Rt. 9 (left hand exit).

Exit to I-95 North toward New London (left hand exit at Old Saybrook). Continue on I-95 crossing the Connecticut River in Old Saybrook and the Thames River in New London.

Exit 87 (Rt. 349) onto Clarence B. Sharp Memorial Highway. Proceed on Sharp Highway to second overhead traffic light.

Turn right onto Rainville Avenue.  Proceed to next overhead traffic light.

Turn left onto Benham Road. Proceed to where Benham Road and Eastern Point Road merge -- City of Groton Fire Station will be on the left -- then turn left into Pfizer's Central Research North Gate. Pfizer personnel will direct you to parking and the meeting area.

FROM EAST (PROVIDENCE) (Driving time approximately 1 hour)

I-95 South (toward New York).

Exit 87 (Rt. 349) left hand exit onto Clarence B. Sharp Memorial Highway. Proceed on Sharp Highway to second overhead traffic light.

Turn right onto Rainville Avenue.  Proceed to next overhead traffic light.

Turn left onto Benham Road. Proceed to where Benham Road and Eastern Point Road merge -- City of Groton Fire Station will be on left -- then turn left into Pfizer's Central Research North Gate. Pfizer personnel will direct you to parking and the meeting area.

         PLEASE BE SURE TO ALLOW AMPLE TIME FOR PARKING AND REGISTERING
   FOR THE MEETING! DOORS TO THE REGISTRATION BUILDING WILL OPEN AT 8:30 A.M.

                           (Map of meeting site area)







                Please see reverse side for driving directions.

           PFIZER INC., 235 East 42nd Street, New York, NY 10017-5755

                                   PROXY FORM

   Solicited by the Board of Directors for the Annual Meeting of Shareholders April 28, 1994, 10 A.M. at Pfizer Inc. Central Research, Eastern Point Road
                                   Groton, CT

   The undersigned hereby appoints William C. Steere, Jr., Henry A. McKinnell, Jr. and C.L. Clemente, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below on this form, all the shares of Common Stock of Pfizer Inc. held of record by the undersigned on February 28, 1994, at the Annual Meeting of Shareholders to be held on April 28, 1994, or any adjournment thereof.

   If no other indication is made, the Proxies shall vote FOR Items 1, 2 and 3 and AGAINST Items 4 and 5 and in their discretion upon such other business as may properly come before the meeting.

- --------------------------------------------------------------------------------
                    The Board of Directors Recommends a Vote
                              "FOR" Items 1, 2 and 3
- --------------------------------------------------------------------------------
  1. Election of directors.  Nominees:

     M. Anthony Burns, Stanley O. Ikenberry and Franklin D. Raines.

     /_/ FOR all nominees, except vote withheld from the following nominees (if any):

     -----------------------------------------------
     -----------------------------------------------

     /_/ Vote WITHHELD from all Nominees


  2. A proposal to approve the                      FOR    AGAINST   ABSTAIN
     appointment of KPMG Peat                       /_/      /_/       /_/
     Marwick as independent auditors.

  3. A proposal to approve the                      FOR    AGAINST   ABSTAIN
     Performance-Contingent Share Award Program.    /_/      /_/       /_/


- --------------------------------------------------------------------------------
                    The Board of Directors Recommends a vote
                            "AGAINST" Items 4 and 5
- --------------------------------------------------------------------------------


  4. A shareholder proposal                         FOR    AGAINST   ABSTAIN
     relating to stock                              /_/      /_/       /_/
     option grants to executive officers.

  5. A shareholder proposal                         FOR    AGAINST   ABSTAIN
     relating to executive compensation.            /_/      /_/       /_/


                           IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE OR IN OTHER REPRESENTATIVE CAPACITY, PLEASE SIGN NAME AND TITLE.

                           --------------------------------   -----/--/94
                              (Signature of Shareholder)       Date


                           --------------------------------   -----/--/94
                              (Signature if Held Jointly)       Date

                           ---------------------------------------------------
                                       FOR OFFICE USE ONLY
                           ---------------------------------------------------


                           ---------------------------------------------------

Please sign
and return
this proxy form.
Thank you